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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

(CENTURY ALUMINUM LOGO)

CENTURY ANNOUNCES $250 MILLION PROPOSED PRIVATE PLACEMENT OF SENIOR NOTES

          MONTEREY, CA, AUGUST 3, 2004 - Century Aluminum Company (NASDAQ: CENX) announced today that it intends to sell, subject to market and other conditions, $250 million of its senior notes due 2014 ("Notes") through a private placement exempt from the registration requirements of the Securities Act of 1933, as amended ("Securities Act"). The notes will be senior unsecured obligations of Century.

          Century intends to use the net proceeds from the sale of the Notes, together with proceeds from a previously announced private placement of $150 million of its 1.75% senior convertible notes due 2024, to purchase up to 100% of its outstanding $325 million aggregate principal amount 11% senior secured first mortgage notes that may be tendered pursuant to its earlier announced tender offer and consent solicitation. The proceeds also will be used for general corporate purposes, including to fund a portion of the costs related to the ongoing expansion of the Company's Nordural facility and to repurchase or redeem any untendered first mortgage notes. The sale of the Notes will be conditioned upon Century's completion of the tender offer and consent solicitation.

          The Notes will be sold in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act.

         ABOUT CENTURY

         Century is a producer of primary aluminum with 615,000 metric-tons-per-year ("mtpy") of primary aluminum production capacity. Century owns and operates a 244,000-mtpy primary aluminum reduction facility at Hawesville, KY, a 170,000-mtpy facility in Ravenswood, WV and a 90,000-mtpy facility in Grundartangi, Iceland. Century also owns a 49.67-percent interest in a 222,000-mtpy facility in Mt. Holly, SC. Alcoa Inc. owns the remainder and is the operator of the facility. Century's corporate offices are located in Monterey, CA.

         FORWARD LOOKING STATEMENTS

         This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. Century has based its forward-looking statements on current expectations and projections about the future, however these statements are subject to risks, uncertainties and assumptions, any of which could cause Century's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in Century's filings with the Securities and Exchange Commission. Century does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

         CONTACT:

         Century Aluminum Company
         A.T. Posti, 831-642-9364